Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:	Brad Cohen Integrated Corporate Relations, Inc. 330/463-6865 http://www.joann.com

JO-ANN STORES ANNOUNCES RESULTS FOR FOURTH QUARTER
AND FISCAL 2006

HUDSON, OH – March 6, 2006 — Jo-Ann Stores, Inc. (NYSE: JAS) today announced financial results for its fiscal 2006 fourth quarter and full year ended January 28, 2006. Net loss for the fourth quarter of fiscal 2006 was $18.0 million, or $0.78 loss per diluted share, compared with net income of $32.3 million, or $1.40 per diluted share in the prior year.

Results for the fourth quarter include a charge of $27.1 million, or $1.17 per share, for goodwill impairment, which is discussed below. Excluding the goodwill charge, pro forma net earnings for the fourth quarter of fiscal 2006 were $9.1 million, or $0.39 per diluted share, versus $32.3 million, or $1.40 per diluted share, in the prior year fourth quarter.

Net sales for the fourth quarter increased 2.7% to $604.1 million from $588.2 million a year ago. Same-store net sales decreased 3.0% for the quarter, versus a same-store sales increase of 4.3% in the fourth quarter last year.

Net loss for the year was $23.0 million, or $1.01 loss per diluted share, compared with net income of $46.2 million, or $2.02 per diluted share in fiscal 2005.

Results for fiscal 2006 include a charge of $27.1 million, or $1.19 per share, for goodwill impairment. Results for fiscal 2005 include debt repurchase costs which reduced pre-tax income by $4.2 million. Excluding these items, pro forma net earnings were $4.1 million, or $0.18 per diluted share, for fiscal 2006 versus $48.8 million, or $2.13 per share, in fiscal 2005.

Net sales for fiscal 2006 increased 3.9% to $1.883 billion from $1.812 billion in fiscal 2005. Fiscal year 2006 same-store net sales decreased 0.8% versus a same-store sales increase of 3.2% in the prior year.

Review of Operating Results

Gross margins for the fourth quarter of fiscal 2006 decreased to 41.9% of net sales from 45.4% in the fourth quarter last year, due to higher promotional activity and markdowns compared to a year ago. As expected, the Company’s efforts to sell through inventory during the fourth quarter significantly impacted the gross margin rate performance.

Selling, general and administrative expenses, excluding other expenses separately identified in the statement of operations, increased to 35.8% of sales in the fourth quarter from 33.3% in the fourth quarter last year. The increase in percentage is due to the lack of leverage from same-store sales results, coupled with an increase in advertising, logistics costs, and increases in operating expenses, primarily driven by inflationary increases and increases in our stores fixed expenses, resulting from the larger number of superstores in our store base.

Alan Rosskamm, chairman and chief executive officer said, “This year clearly has been a challenging and disappointing time for Jo-Ann Stores. We entered the year with high expectations and, in hindsight, with overly optimistic merchandising plans. The challenges of a slowing market and declining traffic were exacerbated by merchandising and marketing decisions that proved to be ineffective as we tried to counter negative industry trends during the year.”

Mr. Rosskamm continued, “Fiscal 2007 will be a year of transition as we implement our previously communicated repair plan. We expect the first half of the year to be difficult, due to ongoing industry softness, the costs associated with the execution of repair plan initiatives and a merchandise assortment project designed to reduce space designated for finished products and expand space allocated to craft components. However, in the second half of the year we expect to be positioned for substantial improvement in our operational and financial performance. We believe this strategy will enable us to end the year with lower debt balances and result in a stronger, more disciplined organization.”

Senior Bank Credit Facility

On February 23, 2006, the Company completed an amendment of its $350 million senior bank credit facility, increasing the size of the facility to $425 million. The term of the senior bank credit facility remains unchanged, extending through April 2009.

The amendment to the senior bank credit facility, among other things, also improves advance rates on inventory during peak borrowing periods and modifies the consolidated net worth covenant.

Goodwill Impairment

At the beginning of the fourth quarter, the Company conducted its annual impairment testing required by SFAS No. 142, “Goodwill and Other Intangible Assets,” for fiscal 2006. As a result of the evaluation, the Company determined that the carrying amount of the goodwill exceeded its implied fair value, and that a total impairment of goodwill existed. This impairment conclusion considered the market capitalization of the Company, declining business trends, softness in our industry, deteriorating Company performance, and the Company’s assessment of its anticipated near-term future performance. During the fourth quarter, the Company recorded a non-cash charge of $27.1 million to recognize the goodwill impairment. No tax benefit is recognized as a result of the impairment charge.

Gift Card Breakage

During the fourth quarter of fiscal 2006, the Company recognized $3.2 million of pre-tax income, or $0.08 per diluted share, related to gift card breakage. While gift card breakage will continue to be recognized in future quarters, the amount is expected to be significantly less. Gift card breakage income is included in net sales in the consolidated statements of operations.

Store Openings and Closings

This past year, the Company opened 40 superstores and four traditional stores, and closed 57 traditional stores. The year-end store count was 684 traditional stores and 154 superstores, for a total of 838 stores. For the year, total store square footage increased 4.8% to 16.198 million square feet. For fiscal 2007, the Company anticipates opening 26 new stores and closing 55-60 existing stores.

Fiscal 2007 Outlook

Based upon management’s operating assumptions, the initial repair plan initiatives, and ongoing softness in the crafts industry, the Company expects a challenging fiscal 2007, with year-over-year improvement in business performance in the second half of the year, after a difficult first half.  The key considerations for understanding the Company’s outlook for fiscal 2007 include:

•	Same-store sales decline of 4 to 5% in the first half of the year, slightly improving in the back half of fiscal 2007;

•	Gross margin rate improvement of 75 to 125 basis points during fiscal 2007, including gross margin rate deterioration of 150 to 200 basis points in the first half from the same period in fiscal 2006;

•	Selling, general and administrative expenses increase of 95 to 125 basis points as a percentage of net sales from fiscal 2006, including a 260 to 280 basis point year-over-year increase in the first half of the year, primarily due to higher store expenses resulting from the same-store sales decline and impact of higher fixed costs of the superstore format, which is a more significant portion of our store base;

•	Capital spending of $50 to $55 million related to the opening of the 26 new stores; and

•	Strengthening of the balance sheet through inventory reduction of $45 to $50 million, and a resulting debt reduction by fiscal year end of $40 to $50 million.

Conference Call on the Web and Annual Meeting of Shareholders

Investors will have the opportunity to listen to the fourth quarter earnings conference call at 4:30 p.m. ET today. The call can be accessed via the Internet through Streetevents at http://www.streetevents.com and on our website at http://www.joann.com (go to the top of our home page and click on “About Jo-Ann Stores,” click on “Our Company,” click on “Investor Relations,” then click on the Conference Call icon). To listen to the live call, please go to the website at least ten minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The replay may be accessed at http://www.joann.com and at http://www.streetevents.com or by phone at 800-642-1687, conference ID #4893134.

The Annual Meeting of Shareholders of the Company has been set by the board of directors and will be held on Wednesday, June 14, 2006 at 9:00 a.m., eastern daylight saving time, at the Hilton Garden Inn located at 8971 Wilcox Drive in Twinsburg, Ohio.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 681 Jo-Ann Fabrics and Crafts traditional stores and 157 Jo-Ann superstores.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Our actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the fabric and craft industry, seasonality, the availability of merchandise, changes in the competitive pricing for products, longer-term unseasonable weather or wide spread severe weather, the impact of our and our competitors store openings and closings, the successful and timely completion and integration of the Company’s new distribution center, our ability to recruit and retain management personnel, our ability to sell through our inventory at acceptable prices, fuel and energy costs, changes in tariff and freight rates, consumer debt levels, and other capital market and geo-political conditions. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s Securities and Exchange Commission filings

JO-ANN STORES, INC.
Consolidated Statements of Operations

	(Unaudited)
	Thirteen Weeks Ended		Fifty-Two Weeks Ended
			(Unaudited) January
	January 28,	January 29,	28,	January 29,
	2006	2005	2006	2005
(Dollars in millions, except per share data)
Net sales	$604.1	$588.2	$1,882.8	$1,812.4
Cost of sales	350.8	321.2	1,023.6	950.3

Gross margin	253.3	267.0	859.2	862.1
Selling, general and administrative expenses	216.4	195.8	771.2	700.8
Store pre-opening and closing costs	6.0	3.5	23.4	18.5
Depreciation and amortization	11.1	11.1	42.2	43.0
Stock-based compensation expense	1.6	1.8	2.8	7.7
Debt repurchase expenses	—	—	—	4.2
Goodwill impairment charge	27.1	—	27.1	—

Operating (loss) profit	(8.9)	54.8	(7.5)	87.9
Interest expense, net	4.1	2.9	12.8	13.7

(Loss) income before income taxes	(13.0)	51.9	(20.3)	74.2
Income tax provision	5.0	19.6	2.7	28.0
Net (loss) income	$(18.0)	$32.3	$(23.0)	$46.2

Net (loss) income per common share – basic	$(0.78)	$1.44	$(1.01)	$2.09

Net (loss) income per common share – diluted	$(0.78)	$1.40	$(1.01)	$2.02

Weighted average shares outstanding (in thousands):
Basic	23,078	22,406	22,716	22,155
Diluted	23,078	23,080	22,716	22,887
OTHER INFORMATION
Number of stores open at period end:
Traditional stores			684	737
Superstores			154	114
			838	851

Square footage at period end (000’s):
Traditional stores			10,023	10,721
Superstores			6,175	4,732

			16,198	15,453

Average square footage per store:
Traditional stores			14,654	14,550

Superstores			40,100	41,500

JO-ANN STORES, INC.
Condensed Consolidated Balance Sheets

	January 28,	January 29,
	2006	2005
(Dollars in millions)
Assets
Current assets:
Cash and cash equivalents	$17.9	$79.6
Inventories	514.7	439.7
Deferred income taxes	38.0	21.3
Prepaid expenses and other current assets	35.2	22.3

Total current assets	605.8	562.9
Property, equipment and leasehold improvements, net	331.7	238.0
Goodwill, net	—	27.1
Other assets	9.3	11.3

Total assets	$946.8	$839.3

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$146.6	$167.2
Accrued expenses	94.1	91.6

Total current liabilities	240.7	258.8
Long-term debt	203.7	100.0
Deferred income taxes	23.2	27.6
Lease obligations and other long-term liabilities	79.8	44.0
Shareholders’ equity	399.4	408.9

Total liabilities and shareholders’ equity	$946.8	$839.3

JO-ANN STORES, INC.
Reconciliation to Pro Forma Earnings Per Share

The Company has included certain non-GAAP earnings per share numbers within this release. The Company believes that the pro forma earnings per share figures help the readers to better understand the operating performance of the Company.

	(Unaudited)
	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 28,	January 29,	January 28,	January 29,
(Dollars in millions, except per share
data)	2006	2005	2006	2005
Pro Forma adjustments:

Goodwill impairment charge	$27.1	—	$27.1	—
Debt repurchase costs	—	—	—	$4.2

Pre-tax	27.1	—	27.1	4.2
Income taxes (1)	—	—	—	1.6

After-tax	$27.1	—	$27.1	$2.6

Reported net (loss) income	$(18.0)	$32.3	$(23.0)	$46.2
Goodwill impairment charge	27.1	—	27.1	—
Debt repurchase costs	—	—	—	2.6
Pro Forma net income	$9.1	$32.3	$4.1	$48.8

Reported diluted (loss) earnings per share	$(0.78)	$1.40	$(1.01)	$2.02
Goodwill impairment charge (2)	1.17	—	1.19	—
Debt repurchase costs (2)	—	—	—	0.11
Pro Forma diluted earnings per share	$0.39	$1.40	$0.18	$2.13

(1)	The fiscal 2006 goodwill impairment charge is not tax deductible, so no tax benefit is recognized, and the fiscal 2005 effective tax rate of 37.7% was used to calculate taxes for debt repurchase costs.

(2)	Earnings per share for the certain charges identified were calculated by dividing the after-tax impact of the charge by the appropriate number of diluted shares in thousands of 23,078 for the fourth quarter of fiscal 2006 and 22,716 and 22,887 for the full year for fiscal 2006 and fiscal 2005, respectively.